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                                   Exhibit 21
                         Subsidiaries of the Registrant

Names of Subsidiaries and Names
Under Which Subsidiaries Do Business            Jurisdiction of Incorporation
------------------------------------            ----------------------------

1.       inTEST Limited                         England

2.       inTEST Kabushiki Kaisha                Japan

3.       inTEST PTE, Ltd.                       Singapore